Exhibit 4.15

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THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Amendment to the Exclusive License Agreement (the "Amendment') is entered into as of September 7, 2018 (the "Amendment Effective Date") by and between Entera Health, Inc., an Iowa Corporation, having an address at 2425 SE Oak Tree Court, Ankeny,  Iowa 50021 (the ''Licensor''), and RedHill Biopharma, Inc. a Delaware corporation, having an address at 8045 Arco Corporate Drive, Suite 120, Raleigh, North Carolina 27617, along with all Affiliates thereof (as defined in that certain Exclusive License Agreement dated as of April 4, 2017 between the parties hereto (the "Agreement")) ("Licensee"). Unless otherwise specifically defined in this Amendment, any term used in this Amendment which is defined in the Agreement shall have the meaning assigned to it in the Agreement.

WHEREAS, on August 16, 2018, [****] of the Agreement; and

WHEREAS, pursuant to Section 17.4 of the Agreement, Licensor may [****]; and

WHEREAS, the Licensee [****].

NOW, THEREFORE, in consideration of the premises and of the mutual covenants above, and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

l.    Replacement of Section 1.6:  The Agreement is hereby amended and modified by deleting Section 1.6 in its entirety and replacing such deleted section with a new Section 1.6 as set forth below:

1.6        "Contract Year" shall mean: (a) until October 1, 2018, a period of twelve (12) successive months commencing on the RedHill Launch Date (as defined below); and (b) from and after October 1, 2018, each period of twelve (12) successive months.

2.    Addition of New Section 4.4:  The Agreement is hereby amended and modified by adding a new Section 4.4 to the Agreement, as set forth below:

4.4         Licensee hereby agrees that the minimum amount of Licensed Product that Licensee shall purchase from Licensor in any one order shall comprise a [****] of Licensed Product, containing 30 sachets per box.

3.    Addition of New Section 4.5: The Agreement is hereby amended and modified by adding a new Section 4.5 to the Agreement, as set forth below:

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4.5         Licensee hereby agrees that, once per month, personnel of Licensee chosen at the full and sole discretion of the Licensee and who are intimately involved and familiar with Licensee's sales and commercialization efforts with respect to Licensed Product shall be available for, and participate in, monthly update teleconference calls, with personnel of Licensor. During such calls, Licensee personnel shall provide, within reason, monthly updates of sales efforts, progress, trends, forecasts, and the like, with respect to Licensed Product, and shall answer all questions reasonably related thereto submitted or asked by Licensor. The information and updates provided by Licensee shall include, without limitation, information and updates concerning the numbers of open territories, total prescriptions, new prescriptions, calls made, and sample calls made, in furtherance of the commercialization and sales activities for the Licensed Product. Licensee personnel shall participate on such calls for a duration reasonably requested by Licensor, up to one hour per monthly call. For the avoidance of any doubt, any and all operational decisions regarding the Licensed Product remain at the full and sole discretion of the Licensee and Licensor shall not intervene or attempt to intervene, in such decisions in any manner whatsoever.

4.    Replacement of Section 17.4: The Agreement is hereby amended and modified by deleting Section 17.4 in its entirety and replacing such deleted section with a new Section 17.4 as set forth below:

17.4 Either of Licensor or Licensee may terminate this Agreement if Licensee fails to meet the Minimum Net Sales target in any Contract Year provided the terminating party delivers termination notice to the other party within [****] from the date Licensee notifies Licensor of an applicable failure. Either Licensor or Licensee may terminate this Agreement in the event of each and every such failure, and any failure to provide notice of termination within the timelines stipulated above in respect of any particular failure shall not preclude either party from later terminating such Agreement in respect of a later failure. Either Licensor or Licensee shall also be entitled to terminate this Agreement at any time, upon [****] prior written notice to the other party provided Licensor delivers termination notice to Licensee within [****] from the date Licensee provides the reports detailed below evidencing a failure to meet the sales targets provided below, if Licensee fails to meet any one or more of the following sales targets applicable to any one or more of the time periods as set forth below:

(a)   [****] of Licensed Product during [****].

(b)   [****] of Licensed Product during [****].

(c)   [****] of Licensed Product [****].

(d)   [****] of Licensed Product [****].

Termination of this Agreement shall constitute the only remedy Licensor is entitled to for such commercial failures described in this Section 17.4, with no further liability by Licensee whatsoever in  connection with such commercial failures.

Without limiting any other obligation of Licensee in this Agreement, Licensee shall provide reports of all

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sales of Licensed Product made during each calendar quarter sufficient to enable Licensor to determine whether Licensee has met the foregoing sales milestones within [****] during the Contract Term.

5.    Replacement of Section 17.8 (a): The Agreement is hereby amended and modified by deleting Section 17.8(a) in its entirety and replacing such deleted section with a new Section 17.8(a) as set forth below:

(a)          Within  [****] before the Expiration Date or within [****] after the Termination Date, Licensee shall provide Licensor with a statement indicating the number and description of Licensed Products which it has on hand as of the date of expiration or termination and the amount of such inventory necessary to fill Licensee's existing customer orders with such documentation provided to Licensor. Licensee shall have the right to sell Licensed Products it has on hand to fulfill Licensee's existing customer orders, as aforesaid, under the License, subject to payment of Royalties. Furthermore, Licensee shall have the option, exercisable upon notice to Licensor within [****]following the date of expiration or termination, to require Licensor to repurchase from Licensee all such remaining Licensed Products (or the part thereof that is not needed to fulfill Licensee's existing customer orders, as aforesaid) that are in a sellable condition, meaning that all such Licensed Products: (i) are undamaged, unopened, unadulterated, unmodified, and in substantially identical condition as when such Licensed Products arrived at the Licensee's facilities; and (b) have at least [****] remaining shelf-life, at the price paid by Licensee. In the event that any such remaining Licensed Products bear, incorporate, or embody any trademarks or other intellectual property rights of Licensee, Licensee hereby grants a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid up, assignable, sublicensable license to Licensor to undertake any and all actions, including, without limitation, to sell and offer to sell such remaining Licensed Products bearing or incorporating such Licensee intellectual property rights, with respect to such remaining Licensed Products solely to the extent reasonably necessary, convenient, or advisable to enable Licensor to undertake any and all sales and commercialization activities for such remaining Licensed Products.

6.    Entire Agreement: This Amendment, together with the Agreement, constitutes the entire agreement between the parties with respect to the subject matter of the Agreement, as amended by this Amendment. The Agreement, together with this Amendment supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement, as amended, provided that nothing herein shall affect the Supply Agreement or any other document or instrument referenced in the Agreement, except as modified herein. Each party confirms that it is not relying on any representations, warranties or covenants of the other party except as specifically set out in the Agreement as amended. The parties hereby agree that subject to the modifications specifically stated in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be governed by the same choice of law and subject to the same venue and dispute resolution provisions as set forth in the Agreement.

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IN WITNESS WHEREOF, the parties have entered into this Amendment to the Exclusive License Agreement as of the Amendment Effective Date by their duly authorized representatives.

LICENSOR		L.ICENSEE

ENTERA HEALTH, INC.		REDHILL BIOPHARMA, INC.

By:	/s/ Alex Walden	By:	/s/ Dror Ben-Asher
Date: Sept. 29, 2018
Title: VP, Finance		Name: Dror Ben-Asher Title: CEO

Date: Sept.27, 2018